DECLARATION OF TRUST

I, Guy R. Delorme, hereby declare that the mineral claim described below and registered in my name with the Ministry of Energy, Mines and Petroleum Resources for the Province of British Columbia is held by me in trust and for the benefit of Laburnum Ventures Inc.

Mineral Claim:

Tenure Number	Claim Name	Owner Number	Area in Hectares

516100	Sum 1-6	106466	125.733

DATED the 6th day of July, 2005

/s/ Guy R. Delorme
Guy R. Delorme